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FOR IMMEDIATE RELEASE

CONTACT:  Dale A. Sander, Chief Financial Officer
          Larry Bymaster, Chief Executive Officer
          (619) 550-3900
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          XYTRONYX, INC. ANNOUNCES ACQUISITION OF EXCLUSIVE LICENSE TO
                              NOVEL CANCER THERAPY

SAN DIEGO, CA, May 13, 1996 -- Xytronyx, Inc. (AMEX: XYX) today announced that it has entered into an agreement with Wound Healing of Oklahoma, a privately held corporation ("WHO"), which grants Xytronyx an exclusive worldwide license to WHO's proprietary Laser/Sensitizer Assisted Immunotherapy ("LSAI") technology. The LSAI technology involves injecting a tumor with an infrared absorbing dye and an immunoadjuvant, followed by treatment with an infrared laser. Similar to traditional Photodynamic Therapy, LSAI is intended to produce tumor tissue destruction in the primary area of treatment. An important distinction of LSAI, however, is that this therapy is also intended to trigger an immune reaction in the patient to complete the destruction of the primary tumor and to destroy metastatic tumors.

Xytronyx expects initially to target breast cancer with the LSAI therapy, although the therapy is also expected to be beneficial in treating lung and prostate cancer. "Our objective is to commence human clinical studies with breast cancer patients before the end of 1996," stated Larry Bymaster, Xytronyx Chairman.

Patent applications encompassing the LSAI technology have been filed in the United States and in international markets. The technology was principally developed by two founders of WHO, Dr. Robert Nordquist and Dr. Wei Chen. In conjunction with the license agreement, Xytronyx and WHO have also entered into a research agreement under which WHO will perform further research to assist with the development and commercialization of the technology.

"We are very impressed with the work Dr. Nordquist and Dr. Chen have completed to date," commented Bymaster. "Persuasive results have been achieved with this therapy in conjunction with a very challenging animal tumor model. This technology, and our relationship with WHO, will compliment our involvement with Binary Therapeutics, Inc. in the Photodynamic Therapy area." As previously announced, Xytronyx has entered into a letter of understanding outlining the terms under which it expects to be granted an option to acquire Binary Therapeutics. Xytronyx stated that the final agreement defining the transaction with Binary Therapeutics is nearing completion.